Exhibit 10.14

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of February 20, 2025 by and between H&E Equipment Services, Inc. (the “Company”) and John M. Engquist (the “Executive”). The Company and the Executive acknowledge and agree that this Agreement shall replace in its entirety the Severance Agreement made and entered into as of February 11, 2025 by and between the Company and the Executive (the “Prior Severance Agreement”).

WHEREAS, the Company currently employs the Executive, and the Company desires to continue to employ the Executive and provide him or her with a right to severance in the event of a Qualifying Termination pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.
Severance Benefits.
(a)
The Executive’s employment with the Company shall be at-will, meaning that both the Executive and the Company will retain the right to terminate the Executive’s employment at any time, with or without Cause or notice.
(b)
If the Company or an Affiliate of the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, in each case, on or within the two-year period immediately following a Change of Control (a “Qualifying Termination”), then, subject to Section 2 and the other provisions of this Agreement, the Executive will receive the following severance payments and benefits from the Company:
(i)
Accrued Benefits. Regardless of whether the Executive executes the Release upon a Qualifying Termination, the Executive will be entitled to receive the following (the “Accrued Benefits”): (i) payment of any earned but unpaid Base Salary and any accrued but unused paid time off, in each case, through the date of the Qualifying Termination (the “Termination Date”), to be paid no later than 30 days following the Termination Date (or such earlier date as may be required by applicable law), (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date, (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, payable in accordance therewith, and (iv) any accrued but unpaid annual bonus due with respect to any calendar year preceding the calendar year in which the Termination Date occurs and that has not been deferred (which deferred bonuses shall be memorialized separately from this Agreement), which amount shall be paid at the same time that annual bonuses are generally scheduled to be paid to executives of the Company generally;
(ii)
Severance Payment. The Company or an Affiliate of the Company will pay the Executive a severance payment in an amount equal to two-times the sum of (x) the Executive’s Base Salary and (y) the Executive’s Target Annual Bonus (the “Severance Payment”).

The Severance Payment shall be made, less applicable taxes and withholdings, on the 60th day following the Termination Date; and
(iii)
Continued Employee Benefits. If the Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under both the Company’s and any successor’s benefit plans for the Executive and, if applicable, the Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company or an Affiliate of the Company will contribute to the premium costs of the Executive’s COBRA continuation coverage at the same rate that it contributes from time to time to group health insurance premiums (as applicable) for its active employees generally, until the later of (i) the end of the (18) months following the Termination Date or (ii) the date the Executive and the Executive’s dependents are no longer entitled to coverage under COBRA or Company plans or the Executive otherwise begins other employment that provides for health coverage benefits. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section 1(b)(iii), would subject the Company to any tax or penalty under either Section 105(h) of the Internal Revenue Code of 1986, as amended, or the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then the Executive and the Company agree to work together in good faith to restructure such benefit.
2.
Conditions to Severance.
(a)
Any obligation of the Company or an Affiliate of the Company to provide the severance benefits described in Sections 1(ii) and (iii) (collectively, the “Severance Benefits”) to the Executive is expressly conditioned on the Executive signing and returning to the Company, without revoking, a timely and effective general release of claims in the form attached hereto as Exhibit A (the “Release”). The Release must become effective, with all periods of revocation therein having expired, no later than the 52nd calendar day following the Termination Date.
(b)
Any obligation of the Company to provide the Severance Benefits to the Executive, and the Executive’s right to retain the same, are also expressly conditioned upon the Executive’s continued compliance with the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).
(c)
Enforcement of Covenants. Executive acknowledges and agrees that a breach of any provision of the Restrictive Covenant Agreement by the Executive will cause serious and irreparable injury to the Company and its Affiliates and that it will be difficult to quantify and that money damages alone will not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by the Executive, the Company shall be entitled to seek injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. The Executive further agrees that should the Executive breach the Restrictive Covenant Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Employee to enter into this Agreement.

3.
Timing of Payments and Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(b)
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)
In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
4.
Acknowledgement of Qualifying Termination. The Company hereby acknowledges and agrees that, subject to the Executive’s continued employment with the Company through the Effective Time, and subject to and contingent upon the occurrence of the Effective Time, the Executive’s employment will terminate at the Effective Time, or such later date as may be agreed between Herc Holdings Inc. (“Herc”) and the Executive, and such termination of employment shall constitute a Qualifying Termination for purposes of this Agreement.
5.
Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Termination Date (without giving effect to any reduction or series of reductions giving rise to Good Reason).

“Cause” means (1) any act of misappropriation, embezzlement, fraud, or similar intentional misconduct by the Executive involving the Company or its Affiliates; (2) the Executive’s conviction of, or the plea of nolo contendere (or the equivalent) to, a felony or a misdemeanor involving moral turpitude; (3) willful or intentional conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to the Company or its Affiliates; (4) breach of any material obligations contained in any written agreement with the Company or any of its Affiliates, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein; or (5) material breach of any policies and procedures of the Company or its Affiliates that are applicable to the Executive, including without limitation any Code of Conduct, which, in each case, if capable of cure (as determined by the Company or its Affiliates in reasonable good faith) is not cured within 10 business days after written notice of the conduct is delivered to the Executive by the Company (which notice shall identify and describe such conduct with sufficient specificity to allow the Executive to respond).

“Change of Control” has the meaning set forth in the H&E Equipment Services, Inc. Amended and Restated 2016 Stock-Based Incentive Compensation Plan as in effect immediately prior to the date hereof; provided, that for the avoidance of doubt, the consummation of the Herc Sale shall in all events be deemed to be Change of Control for purposes of this Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Herc Sale” means the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, by and among Herc, HR Merger Sub Inc., and H&E Equipment Services, Inc., dated as of February 19, 2025 (the “Merger Agreement”).

“Good Reason” means any of the following, taken without the Executive’s prior written consent: (i) a material diminution in the Executive’s annual base salary or target annual bonus opportunity; (ii) any material diminution in the Executive’s position, authority, responsibilities or reporting line; (iii) the Company’s material breach of this Agreement or any other agreement with the Executive Officer; or (iv) a relocation of the Executive’s primary work location by more than 25 miles from the Executive’s primary work location as of immediately prior to a Change of Control. A resignation will only qualify as being for “Good Reason” if, within 30 days following the initial existence of a condition listed above (or, if later, the time at which the Executive knew or reasonably should have known of its existence), the Executive provides notice to the Company of the existence of a supposedly qualifying condition, and within 30 days after such notice, the Company does not remedy the condition and, within 30 days following the Company’s failure to remedy the condition, the Executive actually resigns from employment with the Company.

“Person” means an individual corporation, partnership, trust, association, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Target Annual Bonus” means the Executive’s target annual bonus amount as in effect immediately prior to the Termination Date (without giving effect to any reduction or series of reductions giving rise to Good Reason).

6.
Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.
7.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets (in which event the assignee shall be treated as the “Company” for all purposes under this Agreement). This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.
8.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
9.
Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company concerning the Executive’s eligibility for severance payments or other severance benefits from the Company or any of its Affiliates, and replaces all prior and contemporaneous communications, agreements and understandings on the topic, whether written or oral, including without limitation the Prior Severance Agreement. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
10.
Amendment. No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board.
11.
Assumption. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE: THE COMPANY:

/s/ John M. Engquist By: /s/ Leslie S. Magee

John M. Engquist Leslie S. Magee

Exhibit A

[Attached]

CONFIDENTIAL

EXHIBIT A

RELEASE OF CLAIMS

1.
Terms of Release. This general release is entered into by and between [______] (the “Executive”) and H&E Equipment Services, Inc. (the “Company”), as of the date hereof (this “General Release”), pursuant to the terms of the Severance Agreement to which this General Release is attached (the “Severance Agreement”), which provides the Executive with certain significant benefits, subject to the Executive’s execution of this General Release. The Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive’s obligations under this General Release.

2.
Released Claims. In exchange for and in consideration of the payments and benefits described in the Severance Agreement that are expressly conditioned on the execution of this Release, the Executive, on behalf of himself, his agents, representatives, heirs, devisees, assignees, transferees, administrator, executors and legal representatives, past or present (as the case may be, and collectively, the “Releasors”), hereby knowingly, voluntarily, irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, vested or contingent, whether known or unknown (collectively, “Claims”), which the Executive may have against the Released Parties at any time up to and including the Executive’s execution of this General Release (the “Execution”), including but not limited to Claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Executive’s employment with the Company or any of its subsidiaries, parent companies, successors or assigns, or the termination thereof; (ii) any treatment of the Executive by any of the Released Parties in connection with his or her employment or the termination thereof, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Executive may have suffered in connection with his or her employment or the termination thereof, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class Claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; (v) any Claims arising under, including, without limitation, United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery; pain and suffering; and punitive or exemplary damages and (v) all such other Claims that the Executive could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect, including under any federal, state, foreign or local law, ordinance and/or regulation, or pursuant to common law in connection with Executive’s employment or the termination thereof (the “Released Claims”). The payments and other rights of the Executive expressly provided for under the Severance Agreement, as well as any rights that the Executive may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation, By-laws, any indemnification agreement entered into by the Executive and the Company or any former parent of the Company, or directors and officers liability insurance policies, any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans, any Claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law and any Claim that may not lawfully be waived are each excluded from this General Release. The Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in the Executive’s favor as of the Execution. For the purpose of implementing a full and complete release, the Executive expressly acknowledges and agrees that this General Release releases all Claims existing or arising prior to the Executive signing this General Release which the Executive has or may have against the Released Parties, whether such Released Claims are known or unknown and suspected or unsuspected by the Executive and the Executive forever waives all inquiries and investigations into any and all such Released Claims.

3.
Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) Herc Holdings Inc., (iii) each of their former, current and future parents, subsidiaries, affiliates, shareholders, beneficial owners and lenders; (iv) each predecessor, successor and affiliate of any person listed in clauses (i) through (iii); (v) each former, current, and future officer, director, agent, attorney, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons or entities listed in clauses (i) through (iv); and (vi) any other person or entity acting by, through, under, or in concert with any of the persons or entities listed in clauses (i) through (v).

4.
Acknowledgements. Pursuant to the Older Workers Benefit Protection Act of 1990, the Executive understands and acknowledges that by executing this General Release and releasing all Claims against each and all of the Released Parties, the Executive has waived any and all rights or Claims that the Executive has or could have against any Released Party under the Age Discrimination in Employment Act, which includes, but is not limited to, any claim that any Released Party discriminated against the Executive on account of his or her age. The Executive also acknowledges the following: (i) the Company, by this General Release, has advised the Executive to consult with an attorney prior to executing this General Release; (ii) the Executive has had the opportunity to consult with his own attorney concerning this General Release; (iii) this

General Release does not include Claims arising from any act, omission, transaction or occurrence which happens after the Execution, provided, however, that any Claims arising after the Execution from the then-present effect of acts or conduct occurring on or before the Execution shall be deemed released under this General Release; and (iv) the Company has provided the Executive with the opportunity to review and consider this General Release for 45 days (the “Review Period”) and any changes to this General Release will not restart the 45-day review period. At the Executive’s option and sole discretion, the Executive may waive the Review Period and execute this General Release before the expiration of 45 days. In electing to waive the Review Period, the Executive acknowledges and admits that the Executive was given a reasonable period of time within which to consider this General Release and the Executive’s waiver is made freely and voluntarily, without duress or any coercion by any other person. The General Release shall be null and void ab initio in the event the Executive does not execute and return this General Release to the Company by [______].

5.
Revocation Period. The Executive may revoke this General Release within a period of seven days after the Execution. The Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Secretary of the Company by the end of such seventh calendar day. Under any such valid revocation, the Executive shall not be entitled to the payments or benefits described in the Severance Agreement. This General Release becomes effective and irrevocable on the eighth calendar day after the Execution.

6.
No Right to File Action or Proceeding. Unless otherwise prohibited by law and subject to Section 7 hereof, the Executive agrees that he will not, at any time hereafter, voluntarily participate in any judicial proceeding of any kind against the Company or any other Released Party (whether acting as agents for the Company or in their individual capacities), with respect to any private Claims covered by this General Release. Notwithstanding the foregoing, this General Release shall not affect the Executive’s rights under the Older Workers Benefit Protection Act of 1990 to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the Age Discrimination in Employment Act. This General Release does, however, waive and release any right to recover damages under the Age Discrimination in Employment Actor other civil rights statute. Additionally, notwithstanding the foregoing, nothing in this General Release shall be deemed to prohibit Executive from (i) filing an unfair labor practice charge under the National Labor Relations Act or participating or assisting in proceedings before the National Labor Relations Board; or (ii) filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent. However, in light of the foregoing Genera Release, Executive will not be entitled to any individual relief in connection with such charge, complaint, investigation or proceeding. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Executive from recovering a bounty or award for providing information to any governmental authority concerning any suspected violation of law.

7.
Protected Activity. Notwithstanding anything to the contrary contained herein or in the Severance Agreement, no provision of this General Release shall be interpreted so as to impede the Executive (or any other individual) from initiating communications directly with, providing information to, responding to any inquiries from or reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory authority, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, filing a charge with or participate in an investigation conducted by any governmental agency or entity or self-regulatory authority or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made, a request for information from any governmental entity or self-regulatory authority that is not directed to the Company has been made or that the Executive has decided to file a charge or complaint with or participate in an investigation conducted by any governmental agency or entity or self-regulatory authority. The Executive hereby acknowledges and agrees that nothing in this General Release shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including, but not limited to, the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”), or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Company at any time. The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, the Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Claims filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided that the Executive is not agreeing to waive, and this General Release shall not be read as requiring the Executive to waive, any right the Executive may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

8.
Governing Law. To the extent not subject to federal law, the validity, interpretation, construction and performance of this General Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

9.
Severability. If any provision of this General Release should be declared to be unenforceable by any administrative agency or court of law, then the remainder of this General Release shall remain in full force and effect.

10.
Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this General Release and shall not be used in construing it.

11.
Fascimile Signatures. Any signature to this General Release delivered by photographic, facsimile or PDF copy shall be deemed to be an original signature hereto.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT THE EXECUTIVE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS OR HER CHOOSING; THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT THE EXECUTIVE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE STATES THAT HE OR SHE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS OR HER BUSINESS AFFAIRS AND UNDERSTANDS THAT HE OR SHE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

IN WITNESS WHEREOF, the parties have executed this General Release as of the respective dates set forth below.

Executive

_____________________________________
By:
Title:

Date:_________________________________

Company

_____________________________________

Date:_________________________________

Exhibit B

[Attached]